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                                   EXHIBIT 12

CHESAPEAKE ENERGY CORPORATION
$800 MILLION SENIOR NOTES OFFERING

                                                       YEAR      YEAR
                                                       ENDED     ENDED    SIX MONTHS     YEAR      YEAR       YEAR      QTR.
                                                       JUNE      JUNE       ENDED       ENDED     ENDED      ENDED      ENDED
                                                        30,       30,      DEC. 31,    DEC. 31,  DEC. 31,   DEC. 31,  MARCH 31,
                                                       1996      1997        1997        1998      1999      2000       2001
                                                      -------   -------   ----------   --------   -------   -------   ---------
                                                                          (in thousands, except for ratios)
RATIO OF EARNINGS TO FIXED CHARGES
  Income before income taxes and extraordinary item   36,209  (180,330)    (31,574)    (920,520)  35,030    196,162    117,984
  Interest                                            13,679    18,550      17,448       68,249   81,052     86,256     25,889
  Preferred Stock Dividends                                                                  --       --         --         --
  Amortization of capitalized interest                   234     8,771       4,386       12,240    1,047      1,226        310
  Less: interest capitalized during year
  Bond discount amortization(a)                           --                    --
  Loan cost amortization                               1,288     1,455         794        2,516    3,338      3,669      1,010
                                                      ------  --------     -------     --------  -------    -------    -------
  Earnings                                            51,410  (151,554)     (8,947)    (837,515) 120,467    287,313    145,193

  Interest expense                                    13,679    18,550      17,448       68,249   81,052     86,256     25,889
  Capitalized interest                                 6,428    12,935       5,087        6,470    3,356      2,452      2,452
  Preferred Stock Dividends
  Bond discount amortization(a)                           --                    --           --       --         --         --
  Loan cost amortization                               1,288     1,455         794        2,516    3,338      3,669      1,010
                                                      ------  --------     -------     --------  -------    -------    -------
  Fixed Charges                                       21,395    32,940      23,329       77,235   87,746     92,377     29,351
  Ratio                                                  2.4      (4.6)       (0.4)       (10.8)     1.4        3.1        4.9
(A) Bond discount excluded since its included in
    interest expense
    Insufficient coverage                                  0   184,494    32,275.5      914,750        0          0          0
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